Exhibit 99.1

GRISTEDE’S FOODS, INC.

Executive Offices	823 Eleventh Avenue
New York, NY 10019-3535
(Phone) 212-956-5803

GRISTEDE’S FOODS, INC	FOR IMMEDIATE RELEASE
(“GRI”—AMERICAN STOCK EXCHANGE)

Gristede’s Foods, Inc. Announces Offering of Units

New York, N.Y., July 17, 2003—Gristede’s Foods, Inc. (AMEX: GRI) announced today that, in connection with its proposed acquisition of Kings Super Markets, Inc., it is offering 150,000 units consisting of $150.0 million in principal amount of senior secured notes due 2010 and 150,000 common stock purchase warrants. If the offering is completed, the net proceeds, together with funds from vendor support and the issuance of preferred stock to an affiliate of John A. Catsimatidis, the majority stockholder, Chairman and CEO of Gristede’s, will be used to purchase the capital stock of Kings Super Markets, Inc. repay a portion of Gristede’s outstanding indebtedness, pay related fees and expenses of the offering and for general corporate purposes.

None of the units, notes, warrants and warrant shares have been or will be registered under the Securities Act of 1933, as amended (the “Act”), and none may be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Act. The units, notes, warrants and warrant shares will be offered and sold only to qualified institutional buyers in reliance on Rule 144A of the Act, to institutional accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) of the Act and to certain persons in offshore transactions in reliance on Regulation S under the Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the units, notes, warrants and warrant shares.

This news release contains forward-looking statements that involve risks and uncertainties that may affect the company’s business and future operating results including, but not limited to, economic conditions, governmental regulations, technological advances, pricing and competition, acceptance by the marketplace of new products, retention of key personnel, the sufficiency of financial resources to sustain and expand the company’s operations, and other factors described in the periodic reports that the company files with the Securities and Exchange Commission. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date hereof, and should be aware that, except as may be otherwise legally required of the company, the company undertakes no obligation to publicly update any such forward-looking statements to reflect events or circumstances that may arise after the date hereof.

FURTHER INFORMATION MAY BE OBTAINED FROM INVESTOR RELATIONS—COMPANY CONTACT: MR. KISHORE LALL, DIRECTOR—AT (212) 956-5803.